CERTIFICATE OF THE POWERS, DESIGNATION,
                     PREFERENCES, RIGHTS AND LIMITATIONS OF

             9% Cumulative Convertible Exchangeable Preferred Stock

                                       of

                        GENERAL DATACOMM INDUSTRIES, INC.

               Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware


         GENERAL DATACOMM INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to the authority contained in Article Fourth of its Restated Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation at its meeting on September 5, 1996 and the Pricing Committee of such board at its meeting on September 27, 1996 duly adopted a resolution providing for the issuance of a series of 800,000 shares of 9% Cumulative Convertible Exchangeable Preferred Stock, which resolution is as follows:

                  RESOLVED, that pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation, as amended, of the Corporation (hereinafter called the "Certificate of Incorporation"), the Board of Directors does hereby authorize the issuance of a series of 9% Preferred Stock, par value $1.00 per share, to be known as the 9% Cumulative Convertible Exchangeable Preferred
         Stock and to the extent that the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, are not set forth in the Certificate of Incorporation, does hereby fix and herein state and express such voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Corporation's Certificate of Incorporation shall have herein the meanings provided therein):


         (A)      DESIGNATION AND SIZE OF ISSUE

     The  distinctive   designation  of  the  series  shall  be  "9%  Cumulative
Convertible Exchangeable Preferred Stock" (hereinafter referred to as this "Series"). The number of shares which shall constitute this Series shall be 800,000 shares. Each share of this Series shall have a par value of $1.00.


         (B)      DIVIDENDS

     (1) The annual rate of dividends payable on each share of this Series shall be 9% or $2.25 per share.

     (2) Dividends shall be payable in cash, quarterly on the last day of March, June, September and December of each year, commencing December 31, 1996 (each such date hereinafter referred to as a "Dividend Payment Date"), except that if such date is not a Business Day (as hereinafter defined), then such dividend shall be payable on the next succeeding calendar day which is a Business Day. The amount of dividends payable on shares of this Series for each full quarterly dividend period shall be computed by dividing by four the annual rate per share forth in Section (B)(1). Dividends payable on shares of this Series for the initial dividend period and dividends payable for any period less than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends shall be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing December 31, 1996, except that if any such date is not a business day in New York City then such dividend shall be payable on the next such succeeding business day (each such date on which a dividend is payable is a "Dividend Payment Date"). Dividends shall be payable to holders of record of the 9% Preferred Stock as they appear on the books of the transfer agent of the Corporation on such respective dates as may be fixed by the Board of Directors of the Corporation in advance of the payment of each particular dividend, provided that holders of shares of 9% Preferred Stock called for redemption on a redemption date falling between a dividend payment record date and the Dividend Payment Date shall, in lieu of receiving such dividend payment on the Dividend Payment Date fixed therefore, receive such dividend payment together with all other accumulated and unpaid dividends, if any, on the date fixed for redemption (unless such holders convert such shares in accordance with this resolution, in which case such holders will receive such payment on the corresponding dividend payment date; see "Conversion Rights" below.)

     (3) Dividends payable on shares of this Series will be cumulative and shall accumulate from date of original issue. Accumulations of dividends shall not bear interest.

     (4) So long as any shares of this Series are outstanding, no dividend (other than a dividend payable in Common Stock or other stock of the Corporation ranking junior to this Series as to dividends and upon liquidation (collectively, the "Junior Stock")) shall be declared or paid or set aside for payment, and no other distribution shall be declared or made, upon the Junior Stock or upon any other stock of the Corporation ranking on a parity with this Series as to dividends or upon liquidation, nor shall any Junior Stock nor any other stock or the Corporation ranking on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for Junior Stock of the Corporation), unless, in each case, the full cumulative dividends on all outstanding shares of this Series shall have been paid or contemporaneously are declared and paid through the last Dividend Payment Date. Should dividends not be paid in full upon the shares of this Series and any other preferred stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other stock of the Corporation ranking on a parity as to dividends with this Series shall be declared pro rata, so that the amount of dividends declared per share on this Series and such other preferred stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the shares of this Series and such other stock bear to each other. Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series which may be in arrears.

         (C)      REDEMPTION

     (1) The Corporation, at the option of the Board of Directors, may, subject to the provisions of Sections (C)(2) and (C)(8) hereof, redeem at any time or from time to time on or after September 30, 1999, all or any part of the outstanding shares of this Series. The redemption price of each share of this Series called for redemption shall be $25.00, together with accumulated and unpaid dividends to the date fixed for redemption.

     (2) Notwithstanding the provisions of Section (C)(1) above, the Corporation may not redeem any shares of this Series on and after September 30, 1999 and prior to September 30, 2000 unless the Closing Price (as determined in Section
(C)(3)) of the Corporation's Common Stock shall have equaled or exceeded 150% of the then applicable conversion price per share (as fixed or determined in accordance with Section (D)) for at least twenty (20) Trading Days (as hereinafter defined) within thirty (30) consecutive Trading Days ending within five Trading Days prior to the date notice of redemption is mailed. For purposes of this resolution, Trading Day means, so long as the Common Stock is listed or admitted to trading on the New York Stock Exchange, Inc. (or any successor to such Exchange), a day on which The New York Stock Exchange, Inc. (or such successor) is open for the transaction of business, or, if the Common Stock is not listed or admitted to trading on such Exchange, a day on which the principal national securities exchange on which the Common Stock is listed is open for the transaction of business, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a day on which any New York Stock Exchange member firm is open for the transaction of business.

     (3) For purposes of this resolution, the Closing Price of the Corporation's Common Stock shall be the last sale price as shown on the Composite Tape of The New York Stock Exchange, Inc., or, in case no such sales take place on such day, the average of the closing bid and asked prices on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if it is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for such purpose (other than the Corporation or a subsidiary thereof).

     (4) In the event that fewer than all the outstanding shares of this Series are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable.

     (5) In the event the Corporation shall redeem shares of this Series, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than thirty (30) nor more than sixty (60) days prior to the redemption date, to each record holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of this Series to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price and any requirements as to endorsement of assignment for transfer; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the conversion rate at the time applicable.

     (6) If notice shall have been given as provided in Section (C)(5) and the Corporation shall have provided monies at the time and place specified for the payment of the redemption price pursuant to such notice, including any accrued and unpaid dividends to and including the date fixed for redemption, then from and after the redemption date, dividends on the shares of this Series so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price without interest thereon) shall cease. Upon surrender (in accordance with the notice) of the certificates for any shares so redeemed

(properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price set forth in Section
(C)(1). In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof.

     (7) Any shares of this Series which have been redeemed shall, after such redemption, have the status of authorized but unissued shares of 9% Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

     (8) Notwithstanding the foregoing provisions of this Section (C), unless the full cumulative dividends on all outstanding shares of this Series and any other preferred stock ranking on a parity with this Series shall have been paid or contemporaneously are declared and paid for all past dividend periods through the last Dividend Payment Date, no shares of this Series shall be redeemed, and the Corporation shall not purchase or otherwise acquire any shares of this Series.

     (D)  CONVERSION RIGHTS

     (1) Each holder of a share of this Series shall have the right, at any time on or after 60 days following September 30, 1996, or, as to any share of this Series called for redemption or exchange, at any time on or after 60 days following September 30, 1996 and prior to the close of business on the date fixed for such redemption or exchange, to convert such share into fully paid and nonassessable shares of Common Stock of the Corporation at a rate of 1.8315 shares of Common Stock for each share of this Series, subject to adjustment as provided in this Section (D). For purposes of this resolution, except as the context may otherwise require, the relationship between the "conversion rate" and the "conversion price" shall be established by formula such that the conversion price shall equal $25.00 divided by the conversion rate.

     (2) If any shares of this Series are surrendered for conversion subsequent to the record date preceding a Dividend Payment Date but on or prior to such Dividend Payment Date (except shares called for redemption on a redemption date between such record date or Dividend Payment Date), the registered holder of such shares at the close of business on such record date shall be entitled to receive the dividend payable on such shares on such Dividend Payment Date notwithstanding the conversion thereof. However, the shares of this Series so surrendered for conversion subsequent to the record date and prior to the Dividend Payment Date (other than shares called for redemption or exchange on a redemption date or exchange date in such period) must be accompanied by payment of an amount equal to the dividend payment to be received on such Dividend Payment Date with respect to such shares surrendered for conversion, provided, however, no such payment need be made if, at the time for conversion, dividends payable in the shares of this Series are in arrears for more than 30 days beyond the previous Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

     (3) The Corporation shall not be required, in connection with any conversion of shares of this Series, to issue a fraction of a share of its Common Stock, but in lieu thereof the Corporation shall, subject to Section
(D)(6)(f), make a cash payment (calculated to the nearest cent) equal to such fraction multiplied by the Closing Price of the Common Stock on the last Trading Day prior to the date of conversion.

     (4) Any holder of shares of this Series electing to convert such shares into Common Stock shall surrender the certificate or certificates for such shares at the office of the Transfer Agent therefor (or at such other place as the Corporation may designate by notice to the holders of shares of this Series) during regular business hours, duly endorsed to the Corporation or in blank, or accompanied by instruments of transfer to the Corporation or in blank, in form satisfactory to the Corporation, and shall give written notice to the Corporation at such office that such holder elects to convert such shares of this Series. The Corporation shall, as soon as practicable (subject to Section
(D)(6)(f) hereof) after such deposit of certificates for shares of this Series, accompanied by the written notice above prescribed and the payment of cash in the amount required by Section (D)(2), issue and deliver at such office to the holder for whose account such shares were surrendered, or to his nominee, certificates representing the number of shares of Common Stock and the cash, if any, to which such holder is entitled upon such conversion.

     (5) Conversion shall be deemed to have been made as of the date of surrender of certificates for the shares of this Series to be converted, and the giving of written notice and payment, as prescribed in Section (D)(2) and
(D)(4); and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date. The Corporation shall not be required to deliver certificates for shares of its Common Stock while the stock transfer books for such stock or for this Series are duly closed for any purpose, but certificates for shares of Common Stock shall be issued and delivered as soon as practicable after the opening of such books.

     (6) The conversion rate shall be adjusted from time to time as follows:

     (a) In case the Corporation shall, at any time or from time to time while any of the shares of this Series are outstanding, (i) issue shares of its Common Stock as a dividend or distribution on the Common Stock, (ii) subdivide its outstanding shares of Common Stock, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the conversion price and the conversion rate in effect immediately prior to such action shall be adjusted so that the holder of any shares of this Series thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned or have been entitled to receive immediately following such action had such shares of this Series been converted immediately prior thereto. An adjustment made pursuant to this Section (D)(6)(a) shall become effective retroactively to immediately after the opening of business on the day following the record date in the case of a dividend and shall become effective immediately after the opening of business on the day following the effective date in the case of a subdivision or combination. If, as a result of an adjustment made pursuant to this Section (D)(6)(a), the holder of any shares of this Series thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted conversion price and/or conversion rate between or among shares of such classes of capital stock.

     (b) In case the Corporation shall, at any time or from time to time while any of the shares of this Series are outstanding, issue rights, options or warrants to all holders of shares of its Common Stock entitling them to subscribe for or acquire shares of Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the current Market Price per share of Common Stock (as defined in Section (D)(6)(d)), at such record date, the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current Market Price. For the purposes of this Section (D)(6)(b), the issuance of rights, options or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights, options or warrants to purchase the shares of Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock; provided, however, that if all of the shares of Common Stock subject to such rights, options or warrants have not been issued when such rights, options or warrants expire, then the conversion price shall promptly be readjusted to the conversion price which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, options or warrants. An adjustment made pursuant to this Section (D)(6)(b) shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

(c) In case the Corporation shall, at any time or from time to time while any of the shares of this Series are outstanding, distribute to all holders of shares of its Common Stock evidences of its indebtedness or securities or assets (excluding cash dividends payable out of consolidated earnings or retained earnings or dividends payable in shares of Common Stock) or rights, options or warrants to subscribe for securities of the Corporation or any of its subsidiaries (excluding those referred to in Section (D)(6)(b)), then in each such case the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of such distribution by a fraction, the numerator of which shall be the current Market Price per share (determined as provided in Section (D)(6)(d)) of the Common Stock on the record date referred to below, and the denominator of which shall be such current Market Price per share of the Common Stock less the then fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness or securities or assets so distributed or of such subscription rights, options or warrants applicable to one share of Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution.

     (d)  For  the  purpose  of any  computation  under  Section  (D)(6)(b)  and
(D)(6)(c), the current Market Price of a share of Common Stock (the "Market Price") on any date shall be the average of the daily Closing Prices for ten
(10) consecutive Trading Days before the day in question.

     (e) The Corporation shall be entitled to make such additional adjustments in the conversion price, in addition to those required by subsections D(6)(a), D(6)(b) and D(6)(c), as shall be necessary in order that any dividend or distribution in shares of stock, subdivision or combination of shares of Common Stock, issuance of rights, options or warrants, evidences of indebtedness or assets (other than cash dividends payable out of consolidated earnings or retained earnings) referred to above, shall not be taxable to the Stockholders.

     (f) In any case in which this Section (D)(6) shall require that an adjustment be made retroactively immediately following a record date, the Corporation may elect to defer (but only for five (5) Business Days following the filing of the statement referred to in Section (D)(6)(h)) issuing to the holder of any shares of this Series converted after such record date (i) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion over and above (ii) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion on the basis of the conversion rate prior to adjustment.

     (g) Notwithstanding any other provisions of this Section (D)(6), the Corporation shall not be required to make any adjustment of the conversion rate unless such adjustment would require an increase or decrease of at least 1% in such rate. However, an adjustment not made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% in such rate.

     (h) Whenever an adjustment in the conversion rate is required, the Corporation shall forthwith place on file with its Transfer Agent a statement signed by its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or a Senior Vice President and by its Secretary, Assistant Secretary or Treasurer, stating the adjusted conversion rate determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Promptly after the adjustment of the conversion rate, the Corporation shall mail a notice thereof to each holder of shares of this Series briefly stating the facts requiring the adjustment and the manner of computing it.

     (i) The term "Common Stock" as used in this resolution means the Corporation's Common Stock, $.10 par value, as the same exists as of the date of the Certificate of Designation relating to this Series or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time as a result of an adjustment made pursuant to Section (D)(6)(a), the holder of any share or this Series thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of its Common Stock, the conversion rate of such other shares so receivable upon conversion of any share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (h) of this Section (D)(6), and the provisions of Section (D)(1) through (5) and (7) through (11) with respect to the Common Stock shall apply on like or similar terms to any such other shares.

     (7) In case of (a) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of this Series (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination), or (b) any consolidation or merger of the Corporation with or into one or more other corporations (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of this Series), or (c) any sale or conveyance to another corporation or other entity of all or substantially all of the assets of the Corporation, then, subject to the applicable rights of the holders upon a Change in Control (as hereinafter defined), the Corporation, or such successor corporation or other entity, as the case may be, shall make appropriate provision so that the holder of each share of this Series then outstanding shall have the right to receive on conversion the consideration that the holder would have received had he converted immediately prior to such event. The provisions of this Section (D)(7) shall apply similarly to successive consolidations, mergers, sales or conveyances.

     (8) Any shares of this Series which shall at any time have been converted shall, after such conversion, have the status of authorized but unissued shares of 9% Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors. The Corporation shall at all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of this Series, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of this Series; provided, however, that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the conversion of the shares by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.

     (9) If any shares of Common Stock required to be reserved for purposes of conversion of shares of this Series hereunder require registration with or approval of any governmental authority before such shares may be issued upon conversion, the Corporation shall cause such shares to be duly registered or approved, as the case may be. The Corporation will use its reasonable best efforts to list the shares of Common Stock required to be delivered upon conversion of shares of this Series prior to such delivery upon each national securities exchange upon which the outstanding Common Stock is listed at the time of such delivery.

  (10) The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of this Series pursuant hereto. The Corporation shall not, however, be required to pay any tax which is payable in respect of any transfer involved in the issue or delivery of Common Stock in a name other than that in which the shares of this Series so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (11) Before taking any action that would result in the conversion price being less than the then par value of the Common Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the conversion price.

         (E)      EXCHANGE FOR DEBENTURES

     (1) The shares of this Series are exchangeable in whole, but not in part, at the sole option of the Corporation, at any time on and after September 30, 1998, on any Dividend Payment Date, into the Corporation's 9% Convertible Subordinated Debentures Due 2006 (the "Debentures") described in the Corporation's Private Placement Memorandum dated September 27, 1996; provided, that on or prior to the date fixed for exchange (the "Exchange Date") the Corporation shall have paid or set aside for payment to the holders of outstanding shares of this Series and of preferred stock ranking as to dividends on a parity with this Series all accumulated and unpaid dividends to the Exchange Date. Holders of outstanding shares of this Series shall be entitled to receive $25.00 principal amount of Debentures in exchange for each share of this Series held on the Exchange Date.

     (2) In the event the Corporation shall exchange shares of this Series, written notice of such exchange shall be given by first class mail, postage prepaid, mailed not less than thirty (30) nor more than sixty (60) days prior to the Exchange Date, to each record holder of shares of this Series, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (a) the Exchange Date; (b) the place or places where certificates for such shares are to be surrendered for exchange into Debentures, and any requirements as to endorsement or assignment for transfer; (c) that dividends on the shares to be exchanged will cease to accumulate on the Exchange Date; and (d) the period within which conversion rights may be exercised and the conversion rate at the time applicable. Prior to giving notice of intention to exchange, the Corporation shall have executed and delivered with The Chase Manhattan Bank, N.A. or other qualified institution ("Trustee") , as trustee and shall have qualified under the Trust Indenture Act of 1939, an Indenture (the "Indenture") in substantially the form made available to the initial holders of this Series with such changes therein as may be required by law or usage and shall have caused to be delivered to the Trustee an opinion of counsel acceptable to the Trustee to the effect that (i) the
Debentures have been duly authorized by the Corporation; the Debentures (assuming that they bear the facsimile signature of the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer or a Senior Vice President of the Corporation under its corporate seal reproduced thereon and have been attested by the facsimile signature of its Secretary, Assistant Secretary or Treasurer and have been authenticated by the Trustee in accordance with the provisions of the Indenture) have been duly issued and delivered by the Corporation and constitute valid and binding obligations of the Corporation entitled to the benefits of the Indenture, except as the enforceability thereof may be limited by bankruptcy, insolvency, or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law; (ii) the Indenture has been duly authorized, executed and delivered by the Corporation and (assuming due authorization, execution and delivery by the Trustee) constitutes a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law; (iii) the Common Stock initially issuable upon conversion of the Debentures has been duly authorized and such Common Stock has been duly reserved for issuance upon such conversion; and (iv) the issuance of the Debentures and the Common Stock initially issuable upon conversion of the Debentures and the compliance by the Corporation with all of the provisions of the Debentures and the Indenture will not conflict with or result in any breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument known to such counsel to which the Corporation is a party or by which the Corporation is bound or to which any of the property or assets of the Corporation is subject, nor will such action result in any violation of the provisions of the Certificate of Incorporation or the By-Laws of the Corporation or of any applicable order, rule or regulation known to such counsel of any court or governmental agency or body having jurisdiction over the Corporation; and, to the best of such counsel's knowledge, no consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body will be required for the issuance on the part of the Corporation of the Debentures or the shares of Common Stock issuable upon conversion of the Debentures or the consummation by the Corporation of the other transactions contemplated by the Indenture, except such as have been obtained and such consents, approvals, authorizations registrations or qualifications as may be required under state securities or Blue Sky laws. The Corporation shall cause the Debentures to be authenticated on the Dividend Payment Date on which the exchange is effective, and the Corporation shall pay interest on the Debentures at the rate and on the dates specified in the Indenture from the Exchange Date.

     (3) Notice having been mailed as aforesaid, from and after the Exchange Date (unless the Corporation shall default in issuing Debentures in exchange for shares of this Series or in making the final dividend payment on the Exchange
Date), dividends on the shares of this Series shall cease to accumulate, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Debentures and accrued and unpaid dividends, if any, to such Exchange Date) shall cease. Upon surrender (in accordance with the notice provided for above in Section (E)(2)) of the certificates for any shares of this Series so exchanged (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be exchanged by the Corporation into Debentures as aforesaid.

     (4) All shares of this Series which have been exchanged shall, after such exchange, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

         (F)      VOTING

     (1)  Except  as  indicated  below  or  as  required  by  Delaware   General
Corporation Law the shares of this Series shall not have voting rights. The shares of this Series shall nonetheless have the following voting rights:

   (a) If and whenever at any time or times dividends payable on shares of this Series shall have been in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for six quarterly dividend periods, then the holders of shares of this Series shall have the right, voting separately as a class with any other series of preferred stock so entitled as provided in the certificate of designation of such series, to elect two (2) directors of the Corporation, such directors to be in addition to the number of directors constituting the Board of Directors immediately prior to the accrual of such right, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor at each meeting of stockholders held for the purpose of electing directors. So long as the Corporation's Board of Directors is divided into classes as provided in Article Eighth of the Certificate of Incorporation, the two directors of the Corporation so elected by the holders of shares of this Series and of such other series of preferred stock so entitled shall be elected to the two classes with the longest remaining terms.

     (b) Such voting right may be exercised initially either at a special meeting of the holders of the 9% Preferred Stock having such voting right, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting. The right of the holders of this Series to vote for the election of such members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accumulated on the shares of this Series shall have been paid in full, at which time such voting right of the holders of this Series shall terminate and, if such voting right of the holders of this Series and all other series of preferred stock so entitled shall have terminated, subject to the requirements of the General Corporation Law of Delaware, the term of the directors elected pursuant to Section (F)(1)(a) shall terminate, subject to revesting on the basis set forth in Section (F)(1)(a).

     (c) At any time when such voting right shall have vested in holders of this Series, and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of the record holders of 10% in number of shares of this Series then outstanding, addressed to the Secretary of the Corporation, call a special meeting of the holders of this Series and of any other class or classes of stock having voting power with respect to the election of such directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Board of Directors. If such meeting is not called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 35 days after mailing the same within the United
States of America, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the record holders of 10% in number of shares of this Series then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided for in this Section (F)(1)(c) or such other place as is selected by such designated stockholder. Any holder of the 9% Preferred Stock who would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section (F)(1). Notwithstanding the provisions of this Section (F)(1), no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

     (d) At any meeting held for the purpose of electing directors at which the holders of the 9% Preferred Stock shall have the right to elect two directors as provided herein, the presence in person or by proxy of the holders of a majority of the then outstanding shares of 9% Preferred Stock having such right shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof
(i) the absence of a quorum of the holders of the 9% Preferred Stock having such right shall not prevent the election of directors other than those to be elected by the holders of the 9% Preferred Stock, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the 9% Preferred Stock entitled to elect such directors and (ii) except as otherwise required by law, in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders of a class present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum is present.

     (e) Any vacancy in the Board of Directors in respect of a director elected by holders of 9% Preferred Stock pursuant to the voting right created under this Section (F)(1) shall be filled by vote of the remaining director so elected, or if there be no such remaining director, by the holders of 9% Preferred Stock entitled to elect such director or directors at a special meeting called in accordance with the procedures set forth in Section (F)(1)(c), or, if no such special meeting is called, at the next annual meeting of stockholders.

     (f) So long as any shares of this Series remain outstanding, the Corporation shall not, either directly or indirectly, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority in number of shares of this Series then outstanding, (i) amend, alter or repeal any of the provisions of the Certificate of Designation relating to this Series or the Certificate of Incorporation, or authorize any reclassification of the shares of this Series, so as in any such case to affect adversely the preferences, special rights or privileges or voting power of the shares of this Series, or (ii) authorize or create any class of stock ranking prior to the shares of this Series as to dividends or distribution of assets on liquidation, or create, or issue or increase the authorized number of shares of any series of the Corporation's authorized preferred stock ranking prior to the shares of this Series as to dividends or distributions on liquidation.

     (g) In exercising the voting rights set forth in this Section (F)(1), each share of 9% Preferred Stock entitled to such voting right shall have equal voting power, notwithstanding any greater or lesser general voting powers of one or more series of preferred stock.

     (2) No consent of holders of shares of this Series shall be required for (i) the creation of any indebtedness of any kind of the Corporation, (ii) the authorization or issuance of any class of stock of the Corporation junior to or on a parity to the shares of this Series as to dividends and upon liquidation, dissolution or winding up of the Corporation or (iii) subject to Section (F)(1)(f), the issuance of any shares of preferred stock.

         (G)      LIQUIDATION RIGHTS

     (1) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of this Series shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to this Series upon liquidation, liquidating distribution in the amount of $25.00 per share, plus all accumulated and unpaid dividends to the date of final liquidation.

     (2) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section (G).

     (3) After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this Section (G), the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

     (4) In the event the assets of the Corporation available for distribution upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay the full preferential amounts to which such holders are entitled pursuant to Section (G)(1), no such distribution shall be made on account of any shares of any other class or series of preferred stock ranking on a parity with the shares of this Series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

         (H)      PRIORITY

     (1) For purposes of this resolution, any stock of any class or series of the Corporation shall be deemed to rank:

     (i) Prior to the shares of this Series, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of this Series;

     (ii) On a parity with shares of this Series, either as to dividends or upon liquidation, whether or not the dividend rates, Dividend Payment Dates, or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of this Series, if the holders of such stock are entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series; and

     (iii) Junior to shares of this Series, either as to dividends or upon liquidation, if such class or series shall be Common Stock or if the holders of shares of this Series shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of such class or series.

        (I)      CHANGE IN CONTROL

     (1) Each holder of a share of this Series shall have the right, as provided below, upon a Change in Control (as defined herein), subject to certain conditions and restrictions, to require the Corporation to repurchase all or any part of their shares of this Series at a purchase price of $25.00 per share, plus accrued and unpaid dividends, if any, to the Repurchase Date (as defined herein). The Corporation may satisfy such repurchase obligation by delivery of shares of its Common Stock valued at the Market Price (as defined in section
(D)(6)(d)) in exchange for certificates evidencing the shares of this Series.

  (2) The term "Change in Control" as used in this resolution means the occurrence of any of the following events after the date of original issuance of the shares of this Series: (i) any person (including any entity or group deemed to be a "person" under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the direct or indirect beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of shares of the Corporation's capital stock representing greater than 50% of the total voting power of all shares of capital stock of the Corporation entitled to vote in the election of Directors under ordinary circumstances or to elect a majority of the Board of Directors of the Corporation, (ii) the Corporation sells, transfers or otherwise disposes of all or substantially all of the assets of the Corporation, (iii) when, during any period of 12 consecutive months after the date of original issuance of the shares of this Series, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Corporation was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office (excluding from such calculation any election of directors by holders of 9% Preferred Stock), or (iv) the date of the consummation of the merger or consolidation of the Corporation with another corporation where the stockholders of the Corporation immediately prior to the merger or consolidation, would not beneficially own immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors, or where members of the Board of Directors of the Corporation immediately prior to the merger or consolidation would not immediately after the merger or consolidation constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation.

     (3) Each holder of shares of the Series shall have the right effective for thirty (30) days following the date of mailing of a notice disclosing such Change in Control (the "Repurchase Right Notice") to require the Company to repurchase all or any part of such holder's shares of this Series, on the date (the "Repurchase Date") that is no later than 45 days after the date of the Repurchase Right Notice, at a repurchase price equal to $25.00 per share, plus accrued and unpaid dividends to the Repurchase Date with respect to such shares.

     On or before the 30th day following any Change in Control, the Corporation, or at the request of the Corporation, the transfer agent, shall mail the Repurchase Right Notice to each holder of record of the shares of this Series stating (i) that a Change in Control has occurred and that such holder has the right to require the Company to repurchase such holder's shares of this Series;
(ii) the Repurchase Date, (iii) the date by which the right to cause repurchase must be exercised, (iv) the price at which such repurchase is to be made, if the right to cause repurchase is exercised and (v) a description of the procedure which such holder must follow to exercise a right to cause repurchase and whether or not the Corporation presently intends to deliver shares of its Common Stock in payment therefor. No failure of the Corporation to give the foregoing notice shall limit any such holder's right to exercise a repurchase right.

     To exercise the repurchase right, on or before the 30th day after the mailing of the Repurchase Right Notice, holders of shares of this Series must deliver written notice to the Corporation(or an agent designated by the Corporation for such purposes) of the holder's exercise of such right, together with the certificate for such
                                       18
shares with respect to which the right is being exercised, duly endorsed for transfer. Such written notice shall be irrevocable except with respect to conversions permitted prior to the Repurchase Date.

     If the Repurchase Date is between a regular record date for the payment of dividends and the next succeeding Dividend Payment Date, any shares to be repurchased must be accompanied by payment of an amount equal to the dividends, payable on such succeeding Dividend Payment Date on the amount to be repurchased, and dividends will be paid on such next succeeding Dividend Payment Date to the registered holder of such stock on the immediately preceding record date. Shares of this Series repurchased on a Dividend Payment Date need not be accompanied by any payment, and the dividends on shares being repurchased will be paid on such Dividend Payment Date to the registered holder of such Shares on the corresponding record date.

     The Corporation shall have ten (10) days from receipt of such exercise to notify the holder whether the Company will redeem the shares and/or deliver shares of Common Stock in satisfaction of its obligations hereunder.

     IN WITNESS WHEREOF, General DataComm Industries, Inc. has caused this certificate to be signed and attested this 27th day of September, 1996.

                                            GENERAL DATACOMM INDUSTRIES, INC.



                                           By: /s/_________________________
                                                  Charles P. Johnson
                                                  Chairman


Attest:/s/  _____________________________
             Howard S. Modlin, Secretary

                                       19